                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "AGREEMENT") is entered into as of May 5, 1995 by and between Amdahl Corporation ("AMDAHL"), a Delaware corporation and North Star Universal, Inc. ("NORTH STAR"), a Minnesota corporation.

A. Dalworth Holdings, Inc. ("DALWORTH") is a wholly owned subsidiary of North Star.

B. Dalworth Holdings, Inc. has three wholly owned subsidiaries: C.E. Services, Inc. ("CES"), Bridging Solutions Corporation ("BSC") and Commercial Computer Services, Inc. ("CCSI")

C. CES has two subsidiaries: C.E. Services (Europe) Ltd. ("CES EUROPE") and Landmark Communications Services Limited ("LANDMARK EUROPE").

D. Dalworth or any of its direct or indirect subsidiaries, individually, shall be referred to as a "DALWORTH COMPANY"; Dalworth and its direct and indirect subsidiaries, collectively, shall be referred to as the "DALWORTH COMPANIES".

E. North Star desires to sell all of the outstanding capital stock of Dalworth to Amdahl and Amdahl desires to acquire such capital stock of Dalworth from North Star on the terms and conditions set forth herein.

Amdahl and North Star hereby agree as follows:


1. SALE OF SHARES. North Star agrees to sell to Amdahl and Amdahl agrees to purchase from North Star One Thousand (1,000) shares of Common Stock of Dalworth Holdings, Inc. (the "SHARES") for an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "PURCHASE PRICE"), pursuant to the terms and conditions of this Agreement.

2. CLOSING. The purchase and sale of the Shares will take place at a closing (the "CLOSING") held at Amdahl Corporation, 1250 East Arques Ave., Sunnyvale, CA 94088 on May 5, 1995 or at such other time and place as the Amdahl and North Star may mutually agree (the "CLOSING DATE"). Subject to the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Sections 5 and 6, at the Closing, North Star will deliver to Amdahl all certificates representing the Shares, duly endorsed to Amdahl by North Star, against delivery of the Purchase Price for such Shares. The Purchase Price shall be paid in cash at the Closing by wire transfer of immediately available funds to an account designated by North Star.

3.   REPRESENTATIONS AND WARRANTIES OF NORTH STAR.     North Star hereby
represents and warrants to Amdahl as of the date of this Agreement, except as set forth on a schedule attached hereto referencing the relevant section, as follows (Whenever a representation or warranty made in this Section 3 is limited to "the knowledge of North Star," "North Star's knowledge" or other words having similar effect, knowledge shall mean the actual knowledge of each of the members of North Star's executive



                               Amdahl Confidential
management team, or each of the members of the Dalworth Companies' executive management teams and certain other key employees or contractors of the Dalworth Companies, all of whom are listed on Schedule 3.0, after due inquiry of the responsible officers within each Dalworth Company.):

     3.1 CORPORATE ORGANIZATION AND GOOD STANDING. Each of the Dalworth Companies is a corporation duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation, has the corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Dalworth Companies taken as a whole (a "MATERIAL ADVERSE EFFECT"). CES is qualified as a foreign corporation in Illinois. None of the other Dalworth Companies is qualified to do business as a foreign corporation in any jurisdiction. True and complete copies of the Articles of Incorporation and Bylaws, or Memorandum and Articles of Association, as appropriate, of each of the Dalworth Companies are attached as EXHIBIT 3.1 hereto.

     3.2   POWER AND AUTHORITY AND VALIDITY.


           3.2.1 North Star has the right, corporate power and authority to enter into and perform its obligations under this Agreement and the Contribution Agreement. North Star's execution, delivery and performance of this Agreement and the Release and Forgiveness Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by North Star by all necessary corporate action.

           3.2.2 Except Exon Florio, as to which North Star makes no representation, no filing, authorization or approval, with or by any governmental entity, is necessary to enable North Star to enter into, and to perform its obligations under, this Agreement, the Release and Debt Forgiveness Agreement (as described in Section 5.3) and the Contribution Agreement (as described in Section 6.4). North Star has taken such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the transactions contemplated hereby.


           3.2.3 Each of this Agreement, the Release and Debt Forgiveness Agreement (as described in Section 5.3) and the Contribution Agreement (as described in Section 6.4). when executed and delivered by North Star, will be the valid and binding obligation of North Star, enforceable against North Star in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering or sale of securities.

     3.3   CAPITALIZATION.

           3.3.1 The authorized capital stock of Dalworth Holdings, Inc. consists of 10,000,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of CES consists of 25,000,000 shares of Common Stock, $01 par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of BSC consists of 10,000,000 shares of Common Stock, $.01 par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of CCSI consists of 10,000,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of CES Europe consists of 600,000 Ordinary Shares and 800,000 Redeemable Preference Shares, of which 400,000 Ordinary Shares and 800,000 Redeemable Preference Shares are issued and outstanding. The authorized capital stock of Landmark Europe consists of 1,000 shares, of which 2 shares are issued and outstanding.

           3.3.2 All issued and outstanding shares of stock of each Dalworth Company have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by such Dalworth Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. There are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of the authorized but unissued capital stock of any Dalworth Company or any securities convertible into or exchangeable for shares of stock of any Dalworth Company or obligating any Dalworth Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the outstanding securities of any Dalworth Company. No Dalworth Company is under any obligation to register under the Securities Act of 1933, as amended (the "SECURITIES ACT") any of its presently outstanding securities or any securities that may be subsequently issued.

     3.4 SUBSIDIARIES. Except for (i) CES, BSC and CCSI, each of which is wholly owned by Dalworth and (ii) CES Europe and Landmark Europe, each of which is wholly owned by CES (except that C.B. Russey owns one Ordinary Share of CES Europe and one share of Landmark Europe, each of which will be transferred to an affiliate of Amdahl pursuant to Section 6.7 (Transfer of Shares in European Subsidiaries by C.B. Russey)), none of the Dalworth Companies have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     3.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement, the Release and Debt Forgiveness Agreement (as described in Section 5.3) and the Contribution Agreement (as described in
     Section 6.4). by North Star nor the performance by North Star of its obligations pursuant hereto and thereto, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of North Star or any Dalworth Company, as currently in effect, (b) any "Material Agreement," as defined in Section 3.9 (Certain Material Agreements), to which any Dalworth Company or North Star is a party or by which any Dalworth Company or North Star is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to North Star or any Dalworth Company or their respective assets or properties. The consummation of the transaction contemplated hereby the Release and Debt Forgiveness Agreement (as described in Section 5.3) and the Contribution Agreement (as described in
     Section 6.4).  will not require the consent of any third party.

     3.6 LITIGATION. To North Star's knowledge, there is no action, proceeding, claim or investigation pending against North Star or any Dalworth Company before any court or administrative agency that, if determined adversely to North Star or such Dalworth Company, may reasonably be expected to have a Material Adverse Effect, nor, to North Star's knowledge, has any such action, proceeding, claim or investigation been threatened, nor, to North Star's knowledge, is there any reasonable basis therefor. There is, to North Star's knowledge, no reasonable basis for any stockholder or former stockholder of any Dalworth Company, or any other person, firm, corporation or entity, to assert a claim against such Dalworth Company or Amdahl based upon: (a) ownership or rights to ownership of any shares of any Dalworth Company stock, (b) any rights as a Dalworth Company stockholder, including any option or preemptive rights or rights to notice or to vote or (c) any rights under any agreement among any Dalworth Company and its stockholders.

     3.7 TAXES. Each Dalworth Company has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no liability in excess of $25,000 for taxes in excess of the amount so paid or accruals or reserves so established. No Dalworth Company is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. For the purposes of this Agreement the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties and additions to tax.

     3.8 DALWORTH COMPANY FINANCIAL STATEMENTS. North Star has delivered to Amdahl as EXHIBIT 3.8 the audited consolidated balance sheet of the Dalworth

     Companies as of December 31, 1994, the unaudited consolidated balance sheet of the Dalworth Companies as of March 31, 1995 (the "BALANCE SHEET"), and income statements and statements of cash flows for the year ended December 31, 1994 and the quarter ended March 31, 1995 (collectively the "FINANCIAL STATEMENTS"). The Financial Statements (a) are in accordance with the books and records of the Dalworth Companies, (b) fairly present the financial condition of the Dalworth Companies at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Dalworth Companies have no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise which would be required to be, but are not, reflected in the Financial Statements under generally accepted accounting principles, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of business, consistent with past practice and that are not in excess of $25,000 either individually or collectively.

     3.9 CERTAIN MATERIAL AGREEMENTS. No Dalworth Company is a party or subject to any of the following oral or written agreements (collectively, "MATERIAL AGREEMENTS"):

           (a) Maintenance contract providing for payments by or to any Dalworth Company in an aggregate amount of $200,000 or more or any other contract providing for payments by or to any Dalworth Company in an aggregate amount of $25,000 or more;

           (b) License agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses (i) granted to end-user customers of any Dalworth Company in the ordinary course of business, the forms of which have been delivered to Amdahl or of which Amdahl has been made aware or (ii) licensed from a third party by any Dalworth Company in the ordinary course of business).

           (c)  Agreement for the purchase, sale or lease of real property;

           (d) Agreement for the purchase, sale or lease of personal property requiring payments by or to any Dalworth Company in an aggregate amount of $25,000 or more

           (e) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

           (f) Instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; or

           (g)  Contract containing covenants purporting to limit any Dalworth

     Company's freedom to compete in any line of business in any geographic area.

           All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the Schedule attached hereto relating to this Section (herein, collectively, the "DALWORTH MATERIAL AGREEMENTS") are valid, binding, in full force and effect, and enforceable against the other party thereto in accordance with their terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. No Dalworth Company is, nor, to the knowledge of North Star, is any other party thereto, in breach or default in any material respect under the terms of any Dalworth Material Agreement, which breach or default may reasonably be expected to have a Material Adverse Effect.

     3.10 TITLE TO PROPERTIES. Each Dalworth Company has good and marketable title to all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). To the knowledge of North Star, all machinery, equipment, tools and other personal property included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which any Dalworth Company is a party are fully effective and afford such Dalworth Company peaceful and undisturbed possession of the subject matter of the lease. During the five-year period prior to the date of this Agreement, no Dalworth Company has received any written notice that it is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, the violation of which would have a Material Adverse Effect.

     3.11 ABSENCE OF CERTAIN CHANGES. Since the date of the Balance Sheet, there has not been with respect to any Dalworth Company:

           (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has a Material Adverse Effect thereon;

           (b) any material change in any method of accounting or accounting practice of the Dalworth Companies;

           (c) any notes or accounts receivable or portions thereof, which are in excess of $25,000 individually or in the aggregate, written off as uncollectible;

           (d) any contingent liability incurred thereby as guarantor with respect to the obligations of others;

           (e) any mortgage, encumbrance or lien placed on any of the properties thereof except for statutory or common law liens arising in the ordinary course of business (e.g. materialmen's liens);

           (f) any obligation or, to the knowledge of North Star, liability incurred thereby in excess of $25,000 individually or in the aggregate other than obligations and liabilities incurred in the ordinary course of business;

           (g) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

           (h) any damage, destruction or loss, whether or not covered by insurance that has had or is reasonably expected to have a Material Adverse Effect;

           (i) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof; any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

           (j) any labor dispute to which any Dalworth Company is a party or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than in the ordinary course of business;

           (k) any change with respect to the management, supervisory or other key personnel thereof;

           (l) any payment or discharge of a lien relating to a liability or obligation in excess of $25,000, which lien or liability was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

           (m) any obligation or liability incurred thereby to any of its officers, directors or stockholders, or any loans or advances made thereby to any of its officers, directors or stockholders, except normal compensation and expense allowances payable to officers.

     3.12 INTELLECTUAL PROPERTY. The Dalworth Companies own, or have the right to use, sell or license all material Intellectual Property Rights (as defined below) reasonably required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "DALWORTH IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Dalworth IP Right (the "DALWORTH IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Dalworth IP Right or materially impair the right of any Dalworth Company to use, sell or license any Dalworth IP Right or portion thereof, except where such breach, forfeiture or termination would not have a Material Adverse Effect. There are no royalties, honoraria, fees or other payments payable by any Dalworth Company to any person by reason of the ownership, use, license, sale or disposition of the Dalworth IP Rights (other than as set forth in SCHEDULE 3.12(a)). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by any Dalworth Company or currently under development by any Dalworth Company, nor any other aspect of the business of any Dalworth Company as presently conducted, violates or will as a result of the change of control resulting from the transactions set forth herein cause Amdahl or any Dalworth Company to violate any license or agreement between any Dalworth Company and any third party or infringes or will, as a result of the change of control resulting from the transactions set forth herein, cause Amdahl or any Dalworth Company to infringe any Intellectual Property Right of any other party. There is no pending or, to the knowledge of North Star, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Dalworth IP Right nor, to the knowledge of North Star, is there any reasonable basis for any such claims, nor has any Dalworth Company received any notice asserting that any Dalworth IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of North Star, is there any reasonable basis for any such assertion. Each Dalworth Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Dalworth IP Rights. All officers, employees and consultants of each Dalworth Company have executed and delivered to the respective Dalworth Company an agreement regarding the protection of proprietary information in the form attached hereto as EXHIBIT 3.12(b). All of the officers, employees and consultants of the Dalworth Companies listed on SCHEDULE 3.12(c), which list includes all individuals who have been involved in the development of software or any other invention or work of authorship on behalf of any Dalworth Company, have executed and delivered to the respective Dalworth Company an agreement in the form attached as Exhibit 3.12(d) regarding the assignment to such Dalworth Company of all Intellectual Property Rights arising from the services performed for such Dalworth Company. SCHEDULE 3.12(e) contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by each Dalworth Company to perfect or protect its interest in Dalworth IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean patents, patent applications, patent rights, copyrights, copyright applications, trademarks, trademark applications, trade names, service marks, service mark licenses, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     3.13 COMPLIANCE WITH LAWS. To the knowledge of North Star, each Dalworth Company has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations and rules (collectively, "APPLICABLE

     LAWS"), excluding all Applicable Laws relating to environmental protection, employment matters, ERISA, as hereinafter defined, and Taxes, with respect to which North Star makes certain representations elsewhere in this Agreement, and all orders, writs, injunctions, awards, judgments and decrees applicable to it or to the assets properties and business thereof, the violation of which would have a Material Adverse Effect. Each of the Dalworth Companies has received all permits and approvals from, and has made all filings with, all government agencies and authorities that are reasonably necessary in connection with its present business, except where the failure to have obtained any permit or approval or to have made any filing would not reasonably be expected to have a Material Adverse Effect.

     3.14  EMPLOYEES; ERISA AND OTHER COMPLIANCE.

           3.14.1 Except as set forth in SCHEDULE 3.14.1, no Dalworth Company has any written employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

           3.14.2 SCHEDULE 3.14.2 identifies (i) each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) all other material written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between any Dalworth Company and any employee thereof, but excluding workers' compensation, unemployment compensation and other government-mandated programs); and (iii) all other severance or similar contracts, arrangements (written or oral) providing for insurance coverage (including self-insured arrangements), vacation benefits, severance benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors; entered into, currently maintained or maintained within the last 3 years, contributed to or entered into by any Dalworth Company under which any Dalworth Company or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "DALWORTH EMPLOYEE PLANS"). For purposes of this Section, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "CONTROLLED GROUP OF CORPORATIONS," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), (B) a group of entities under "COMMON CONTROL," as defined in Section 414(c) of the Code, or (C) an "AFFILIATED SERVICE GROUP," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(i) of the Code, any of which includes a Dalworth Company. Copies of all Dalworth Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to Amdahl, and the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Dalworth Employee Plan have been made available to Amdahl for examination. All Dalworth Employee Plans which individually or collectively would constitute an "EMPLOYEE PENSION BENEFIT PLAN," as defined in Section 3(2) of ERISA (collectively, the "DALWORTH PENSION PLANS"), are identified as such in SCHEDULE 3.14.2. All contributions due from any Dalworth Company with respect to any of the Dalworth Employee Plans have been made as required under ERISA or have been accrued on any such Dalworth Company's financial statements as of December 31, 1994. Each Dalworth Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Dalworth Employee Plans.

           3.14.3 No Dalworth Pension Plan constitutes, or has since the enactment of ERISA constituted, a "MULTIEMPLOYER PLAN," as defined in
           Section 3(37) of ERISA. No Dalworth Pension Plans are subject to Title IV of ERISA. No "PROHIBITED TRANSACTION," as defined in
           Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Dalworth Employee Plan which is covered by Title I of ERISA which would result in a liability in excess of $25,000 to the Dalworth Companies, taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Dalworth Employee Plan has or will make any Dalworth Company or any officer or director of a Dalworth Company subject to any liability in excess of $25,000 under Title I of ERISA or liable for any tax or penalty pursuant to Section 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA in excess of $5,000.

           3.14.4 Any Dalworth Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "DALWORTH 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. North Star has either
           (i) delivered to Amdahl or (ii) provided to an Amdahl employee for inspection, a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Dalworth 401(a) Plan.

           3.14.5 There has been no amendment to, written interpretation or announcement (whether or not written) by any Dalworth Company relating to, or change in employee participation or coverage under, any Dalworth Employee Plan that would increase by more than $25,000 the expense of maintaining such Dalworth Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1994.

           3.14.6 Each Dalworth Company has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "QUALIFYING EVENT" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date (other than any notice that would be required with respect to any action that Amdahl intends to take or cause any Dalworth Company to take after the Closing Date), and no tax in excess of $25,000 payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of any Dalworth Company.

           3.14.7 Each Dalworth Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

           3.14.8 To North Star's knowledge, no employee of any Dalworth Company is in violation of any term of any employment contract, patent or confidential information disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed by the Dalworth Company, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject any Dalworth Company to any liability.

           3.14.9 A list of employees, officers and consultants of the Dalworth Companies, as of May 3, 1995 and their current salary as of May 3, 1995 is set forth on SCHEDULE 3.14.9.

           3.14.10 No Dalworth Company is a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving a Dalworth Company in the nature of the transaction contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be accelerated, by the occurrence of the transaction contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transaction contemplated by this Agreement.

     3.15 CORPORATE DOCUMENTS. North Star has made available to Amdahl for examination all documents and information listed in the schedules or exhibits called for by this Agreement which have been requested by Amdahl or its legal counsel, including, without limitation, the following: (a) copies of the Articles of Incorporation and Bylaws of each Dalworth Company as currently in effect; (b) the minute books of each Dalworth Company containing all records of all proceedings, consents, actions and meetings of the stockholders, the board of directors and any committees thereof; (c) the stock ledger and journal of each Dalworth Company reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to each Dalworth Company, or any securities of each Dalworth Company, and all applications for such permits, orders, and consents.

     3.16 NO BROKERS. Neither North Star nor any Dalworth Company is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

     3.17 INSURANCE. Each Dalworth Company maintains and at all times during the prior three years has maintained fire and casualty, general liability, business interruption, and product liability insurance at least in the amounts set forth on SCHEDULE 3.17, which coverage is in effect as of the Closing Date.

     3.18  ENVIRONMENTAL MATTERS.

           3.18.1 During the period that each Dalworth Company has leased its respective properties, there have been no disposals or releases of Hazardous Materials (as defined below)caused by any Dalworth Company or, to North Star's knowledge, by any third party on, from or under such properties or facilities the clean up or remediation of which is required by any Dalworth Company under any Environmental laws and would have a Material Adverse Effect. North Star has no knowledge of any, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities which may have occurred prior to the respective Dalworth Company taking possession of any of such properties or facilities. North Star has no knowledge of any presence of Hazardous Materials on or under any of such properties or facilities which may have occurred prior to the respective Dalworth Company taking possession of any of such properties or facilities, the release or mishandling of which could result in a Material Adverse Effect. For purposes of this Agreement, the terms "DISPOSAL", "RELEASE" and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ., as amended ("CERCLA"). For the purposes of this Section, "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "HAZARDOUS SUBSTANCE," "POLLUTANT," "CONTAMINANT," "TOXIC CHEMICAL," "HAZARDOUS MATERIAL," "TOXIC SUBSTANCE" or "HAZARDOUS CHEMICAL" under (I) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
           Section 11001 ET SEQ.; (iii) the Hazardous Materials Transportation Act,

           49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

           3.18.2 To the knowledge of North Star, none of the properties or facilities of any Dalworth Company is in violation of any applicable federal, state or local law, ordinance, regulation or order relating to the industrial hygiene or environmental conditions on, under or about such properties or facilities, including but not limited to, soil and ground water condition, the fine for which violation is in excess of $25,000 or which violation would have a Material Adverse Effect. During the time that any Dalworth Company has owned or leased its respective properties and facilities, neither such Dalworth Company nor, to North Star's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials other than in material compliance with law.

           3.18.3 During the time that each of the Dalworth Companies has leased their respective properties and facilities, there has been no litigation, proceeding or administrative action brought or threatened in writing against any such Dalworth Company, or any settlement reached by any such Dalworth Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

     3.19 CERTAIN TRANSACTIONS AND AGREEMENTS. None of the officers or directors of any Dalworth Company, nor any "AFFILIATE" or "ASSOCIATE" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any Dalworth Company, has any direct or indirect ownership interest in any firm or corporation that competes with any Dalworth Company, except with respect to (i) any interest in less than one percent of the stock of any corporation whose stock is publicly traded,
     (ii) the ownership interest of Dalworth in each of the other Dalworth Companies and (iii) the ownership interest of CES in each of CES Europe and Landmark Europe. None of such persons is directly or indirectly interested in any contract or informal arrangement with any Dalworth Company, except for (i) normal compensation for services as an officer, director or employee thereof, (ii) transactions by and among the Dalworth Companies and
     (iii) arrangements relating to the payment of Dalworth Company taxes, maintenance of employee benefit plans covering Dalworth Company employees, maintenance of insurance covering the Dalworth Companies and their employees and certain cash advances made by North Star to the Dalworth Companies. Except indirectly as a result of stock ownership, none of such persons has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or any trade secrets, used in or pertaining to the business of any Dalworth Company.

4. REPRESENTATIONS AND WARRANTIES OF AMDAHL. Amdahl hereby represents and warrants to North Star that the following statements are true, accurate and correct:

     4.1   POWER AND AUTHORITY AND VALIDITY.

           4.1.1 Amdahl has the right, corporate power and authority to enter into and perform its obligations under this Agreement, the Assumption of Lease Guarantee (as described in Section 5.2) and the Assignment and Assumption of Loan Guarantee (as described in Section 5.4). Amdahl's execution, delivery and performance of this Agreement, the Assumption of Lease Guarantee and the Assignment and Assumption of Loan Guarantee and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Amdahl by all necessary corporate action.

           4.1.2 No filing, authorization or approval, with or by any governmental entity, is necessary to enable Amdahl to enter into, and to perform its obligations under, this Agreement , the Assumption of Lease Guarantee and the Assignment and Assumption of Loan Guarantee.

           4.1.3 Each of this Agreement , the Assumption of Lease Guarantee and the Assignment and Assumption of Loan Guarantee, when executed and delivered by Amdahl will be the valid and binding obligation of Amdahl, enforceable against Amdahl in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering or sale of securities.

     4.2 NO BROKERS. Amdahl is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

     4.3 INVESTMENT INTENT. Amdahl is purchasing the Shares for its own account with the present intention of holding the Shares for purposes of investment and not with a view toward selling or distributing all or any part thereof in any transaction which would constitute a distribution within the meaning of the Securities Act of 1933. Amdahl will refrain from transferring or otherwise disposing of any of the Shares or any interest therein, in such a manner as to cause North Star to be in violation of the registration requirements of the Securities Act of 1933, or applicable state securities or blue sky laws.

     4.4 NO VIOLATION OF EXISTING AGREEMENT. Neither the execution and delivery of this Agreement and the Amdahl Assumption Agreement by Amdahl nor the performance by Amdahl of its obligations pursuant hereto and thereto will (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or

     Bylaws of Amdahl, as currently in effect, or (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Amdahl or its assets or properties.

     4.5 NO PRESENT INTENT TO ORDER PLANT CLOSING OR MASS LAYOFF. Amdahl has no present intent to cause any Dalworth Company to order a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101- 2109). Nothing in this Section shall restrict Amdahl's right to cause any Dalworth Company to order a plant closing or mass layoff after the date of this Agreement.

     4.6 NO PRESENT INTENT TO TERMINATE EMPLOYMENT OF EXECUTIVE OFFICERS. Amdahl has no present intent to terminate, or cause any Dalworth Company to terminate, the employment of any of the following Dalworth Company executive officers immediately following the Closing: C.B. Russey, Douglas
     T. McLeod, Herbert W. Whitney, W. Clark Marting Robert B. Knight, Brian Thorby, David A. Riggs, Ebrahim Ismail and Charles Myers (individually, an "EXECUTIVE OFFICER"). Nothing in this Section shall restrict Amdahl's right to make a decision after the Closing to terminate, or cause a Dalworth Company to terminate, the employment of any Executive Officer for any reason or no reason. No Executive Officer shall be entitled to rely on the representation set forth in this Section for any purpose and no such Executive Officer shall be deemed a third party beneficiary of any portion of this Agreement.

     4.7 NO FOREIGN PERSON OWNS MAJORITY OF AMDAHL STOCK. No non-U.S. citizen or entity domiciled outside of the U.S. owns fifty percent (50%) or more of the outstanding common stock of Amdahl.

5. CONDITIONS TO OBLIGATIONS OF NORTH STAR. North Star's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one of which may be waived by North Star, but only in a writing signed by North Star):

     5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Amdahl set forth in Section 4 (Representations and Warranties of Amdahl) shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and North Star shall receive a certificate to such effect executed by Amdahl's Vice President and General Manager, Customer Service.

     5.2 AMDAHL'S ASSUMPTION OF LEASE GUARANTEE. Amdahl shall have executed the Assumption of Lease Guarantee in the form attached hereto as Exhibit
     5.2 (the "AMDAHL ASSUMPTION AGREEMENT").

     5.3 RELEASE AND DEBT FORGIVENESS AGREEMENT. Amdahl shall have executed, indicating its assent thereto, that certain Release and Debt Forgiveness Agreement in the form attached hereto as Exhibit 5.3 (the "DEBT FORGIVENESS AGREEMENT"), between each of the Dalworth Companies and North Star.

     5.4 AMDAHL'S ASSUMPTION OF GUARANTEE OF CES BORROWINGS FROM TEXAS COMMERCE BANK. Amdahl shall have executed the Assignment and Assumption of Loan Guarantee in the form attached hereto as Exhibit 5.4

6. CONDITIONS TO OBLIGATIONS OF AMDAHL. Amdahl's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one of which may be waived by Amdahl, but only in a writing signed by Amdahl):

     6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of North Star set forth in Section 3 (Representations and Warranties of North Star) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Amdahl shall receive a certificate to such effect executed by North Star's Executive Vice President and Chief Financial Officer.

     6.2 GOOD STANDING CERTIFICATES. Amdahl shall have received from North Star long-form Certificates of Status dated on or after a date one week prior to the Closing Date from the secretary of state, department of corporations or other similar agency, as appropriate, and franchise tax board of (i) each of the states of Texas and Illinois, stating that CES is in good standing in each such state and (ii) the State of Texas, stating that each of Dalworth, BSI and CCSI is in good standing in such state.

     6.3 BOARD RESOLUTIONS APPROVING TRANSACTION. Certified copies of the resolutions of North Star's board of directors authorizing the execution and delivery of this Stock Purchase Agreement, North Star's assumption of Bracknell Leases and related guarantee, and Release and Debt Forgiveness Agreement and the performance of North Star of its obligations thereunder.

     6.4 INTERCOMPANY INDEBTEDNESS. North Star shall have provided Amdahl a resolution of its Board of Directors authorizing and approving a contribution to the capital of Dalworth of the full amount of the intercompany indebtedness owed by all of the Dalworth Companies to North Star as of the Closing Date, and all interest accrued as of the Closing Date. North Star and CES shall have executed the Contribution Agreement, in the form attached hereto as Exhibit 6.4.

     6.5 RELEASE AND DEBT FORGIVENESS AGREEMENT. Each of the Dalworth Companies and North Star shall have executed the Release and Debt Forgiveness Agreement, in the form attached hereto as Exhibit 5.3.

     6.6 TRANSFER OF SHARES IN EUROPEAN SUBSIDIARIES BY C.B. RUSSEY. C.B. Russey shall have assigned all right title and interest in any and all shares of stock owned by him in CES Europe and Landmark Europe to Amdahl
     (UK) Limited.

     6.7 FIRPTA. Amdahl shall have received a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Amdahl, which states that North Star does not constitute a "FOREIGN PERSON" under the Code and includes North Star's taxpayer identification number and office address, for purposes of satisfying Amdahl's obligations under Treasury Regulation Section 1.1445-2(b)(2).

     6.8 RESIGNATION OF DIRECTORS. The directors of each of the Dalworth Companies in office immediately prior to the Closing shall have resigned as directors, as of the Closing.

7.   POST-CLOSING COVENANTS.

     7.1 SECTION 338(h)(10) ELECTION. Amdahl and North Star mutually agree that they will make and timely file joint elections under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Federal Income Tax Regulations (the "REGULATIONS") for and on behalf of each Dalworth Company that is a U.S. domestic corporation. The Code Section 338(h)(10) elections are to be made on Internal Revenue Service Forms 8023 and/or 8023-A in accordance with the relevant Regulations and the instructions to such forms. Amdahl and North Star shall act in good faith to agree upon the Modified Aggregate Deemed Sale Price (as defined in the Regulations) and the allocation of such price among the assets of such Dalworth Companies in accordance with the Regulations, and shall file in all tax returns on a basis consistent with such allocation. The parties understand that under the Code Section 338(h)(10) election, each Dalworth Company for whom the election is made will be deemed, for tax purposes, to have sold all of its assets and distributed the proceeds in complete liquidation, while the actual or deemed sale of such Dalworth Company's stock is ignored. North Star agrees that it is solely responsible for any tax liabilities resulting from the deemed sales of assets pursuant to the Code Section 338(h)(10) elections.

     7.2 STATE AND LOCAL TAX CODE ELECTION. Amdahl and North Star agree to jointly comply with the requirements under any applicable state and local law, including, in particular, California Revenue and Taxation Code Section 23051.5, so that the joint elections under Code Section 338(h)(10) for federal income tax purposes are also valid and effective elections for purposes of such state and local tax laws, including the California franchise tax.

     7.3 EMPLOYEE WELFARE PLANS AND WORKERS' COMPENSATION INSURANCE. Amdahl and North Star acknowledge and agree that North Star will terminate all of the welfare benefit plans set forth on Schedule 7.3 as they relate to the employees of each of the Dalworth Companies and North Star will terminate all workers' compensation insurance coverage relating the employees of each of the Dalworth Companies as of the earlier of (i) Amdahl's notice that it has set up substitute welfare benefits plans or procured workers' compensation insurance coverage relating to such employees, respectively, or (ii) one hundred eighty (180) days after the Closing Date (the "INSURANCE TERMINATION DATE"), provided that such welfare benefit plans and workers' compensation insurance policies will provide for coverage of any employee claims occurring prior to the Insurance Termination Date. Notwithstanding the foregoing, North Star will not terminate any health or dental plans until January 1, 1996. Amdahl agrees to have welfare benefit plans and workers' compensation insurance in effect as of the date any such plan is terminated pursuant to the previous sentence. Amdahl agrees to indemnify, reimburse and hold harmless North Star (or to cause each of the Dalworth Companies to indemnify, reimburse and hold harmless North Star) for any and all Damages (as defined in Section 9.1 (North Star's Agreement to Indemnify)) incurred by North Star after the Closing Date relating to welfare benefits and workers compensation insurance coverage for employees or former employees of each of the Dalworth Companies with respect to any and all claims, occurrences, acts, omissions and conditions arising during or relating to any and all periods prior to the termination of such welfare benefits or worker's compensation insurance, excluding amounts incurred by North Star relating to health care and dental coverage provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for persons electing such COBRA coverage prior to the Closing Date. Amdahl's reimbursement obligation provided hereunder includes, without limitation, the following:

           7.3.1 All Damages incurred by North Star after the Closing Date as a result of all workers' compensation claims relating to employees of each of the Dalworth Companies resulting from injuries occurring prior to or on the Insurance Termination Date, including currently existing claims and claims for injuries which occurred on or prior to the Closing Date but which have not yet been reported; provided that in the event the premium under such worker's compensation insurance coverage for any period prior to the Insurance Termination Date is subsequently adjusted, Amdahl shall be reimbursed by North Star for any reductions thereof and North Star shall be reimbursed by Amdahl (or the Dalworth Companies) for any increase thereof.; and

           7.3.2 All health care, dental, life, long-term disability and short-term disability Damages incurred by North Star after the Closing Date for covered health care, dental, long-term disability and short-term disability expenses incurred by the employees and former employees (other than expenses incurred by persons electing continuation of health care and dental coverage under COBRA prior to the Closing
           Date) of each of the Dalworth Companies, which have been incurred on or prior to the Closing Date, but have not been reported as of the Closing Date.

           Amdahl's obligation to indemnify, reimburse and hold North Star harmless as set forth in this Section 7.3 shall not be subject to any of the restrictions or limitations applicable to its indemnification obligations set forth in Section 9.3 (Amdahl's Agreement to Indemnify).

     7.4 COBRA COVERAGE. Amdahl agrees, effective as of January 1, 1996, to provide COBRA health care and dental coverage to any employee of any Dalworth Company and each such employee's qualified beneficiaries within the meaning of Section 4980B(f) of the Code who becomes eligible to elect to receive such coverage on or after the Closing Date; provided that Amdahl agrees to reimburse North Star (or to cause each of the Dalworth Companies to reimburse North Star) for any and all Damages incurred by North Star after the Closing Date relating to such COBRA health care and dental coverage provided to persons electing continuation of such health care and dental coverage on or after the Closing Date. Amdahl's indemnification obligation as set forth in this Section 7.4 shall not be subject to any of the restrictions or limitations applicable to its indemnification obligations set forth in
     Section 9.3 (Amdahl's Agreement to Indemnify)

     7.5 TERMINATION OF INSURANCE. Amdahl acknowledges and agrees that North Star will terminate the property, casualty and other insurance coverages set forth on Exhibit 7.5 with respect to all of the Dalworth Company's effective as of the Closing Date. North Star agrees to reimburse Amdahl, or each of the Dalworth Companies for any prepaid insurance premiums paid by such Dalworth Company to North Star covering any period subsequent to the Closing Date to the extent that such premiums are reduced by the insurance carrier.

     7.6 NORTH STAR'S ASSUMPTION OF BRACKNELL LEASES. North Star shall use its best efforts to obtain the consent of the landlord to North Star's assumption of the following real estate leases and all guaranties relating thereto executed by any Dalworth Company: (i) Lease of Unit 5 Bracknell Business Centre Downmill Road Bracknell Berkshire dated March 22, 1985 by and between Benton Nominees Limited and Robert David Grant and Susan Margaret Grant trading as Grants Electrical Supplies, which lease was assigned to CES Europe on June 28, 1991 and (ii) Lease of Unit 4 Bracknell Business Centre Downmill Road Bracknell Berkshire dated August 1, 1984 by and between Queensgate Developments Limited and The Burton Group Public Limited Company, which lease was assigned to CES Europe on March 15, 1990, both relating to facilities in Bracknell, United Kingdom (the "BRACKNELL LEASES") Immediately after receiving such consent, North Star shall execute an agreement pursuant to which North Star will assume all of CES Europe's obligations under the Bracknell Leases and all of CES's obligations under the related guaranties arising on or after the Closing Date, which assumption agreement shall be in a form reasonably approved by Amdahl. Amdahl agrees that any and all rents or deposits relating to the Bracknell Leases held by any third party shall hereafter be held for the benefit of North Star and further agrees to execute or cause CES Europe to execute, any documents required to effect the foregoing, provided such documents are reasonably acceptable to Amdahl. North Star will indemnify, reimburse and hold harmless Amdahl and any Amdahl Affiliate from and against any and all claims, demands, actions, causes of actions, judgments, losses, damages, liabilities assessments, costs and expenses including, without limitation, interest, penalties and reasonable legal fees asserted against, imposed upon, or incurred or suffered by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with the Bracknell Leases. North Star's indemnification obligation as set forth in this Section shall not be subject to any of the restrictions or limitations applicable to its indemnification obligations set forth in Section 9.1 (North Star's Agreement to Indemnify).

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     8.1 NORTH STAR'S REPRESENTATIONS. The representations and warranties of North Star set forth in Sections 3.1 through 3.6, 3.8 through 3.13, 3.14.1, 3.14.6 through 3.14.10 and 3.14 through 3.20 of this Agreement will terminate 18 months from the Closing Date. The representations and warranties of North Star set forth in Sections 3.7 (Taxes) and 3.14.2 through 3.14.4 and 3.14.5 (parts of Employees; ERISA and Other Compliance) of this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Amdahl, until the expiration of the statute of limitations (including any extensions thereof).

     8.2 AMDAHL'S REPRESENTATIONS. The representations and warranties of Amdahl set forth in Section 4 (Representations and Warranties of Amdahl) will terminate 18 months from the Closing Date.

     8.3 EFFECT OF EXPIRATION OF REPRESENTATIONS. A party will have liabilities and obligations for Damages (as defined in Section 9) only with respect to claims submitted or notice of claims provided during the time period of survivability of the specific representation or warranty as set forth herein. Notwithstanding the expiration date of the representations and warranties set forth herein, if a party shall notify the other party with respect to the submission of a claim during the time of survivability of such representation or warranty, the other party's liability or obligation for Damages shall continue in full force and effect until settled to the claiming party's satisfaction with respect to those claims timely made.

9.   INDEMNIFICATION AND LIABILITY.

     9.1 NORTH STAR'S AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in Sections 8.1 and subsections (a), (b), (c) and (d) of this Section North Star will indemnify, reimburse and hold harmless Amdahl and its parents, subsidiaries, affiliated corporations, officers, directors, agents and employees (hereinafter referred to individually as an "AMDAHL AFFILIATE" and collectively as "AMDAHL AFFILIATES"), from and against any and all claims, demands, actions, causes of actions, judgments, losses, damages, liabilities assessments, costs and expenses including, without limitation, interest, penalties and reasonable legal fees, net of any recoveries under insurance policies, indemnities or contributions from third parties (hereinafter referred to as "DAMAGES"), asserted against, imposed upon, or incurred or suffered by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with all of the representations and warranties given or made by North Star in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of North Star pursuant hereto PROVIDED however, that:

           (a) North Star shall not be liable for the first Two Hundred Thousand Dollars ($200,000) of Damages asserted against, imposed upon, or incurred or suffered by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with all inaccuracies in or breaches of or defaults in connection with any of the representations and warranties set forth in Section 3 (Representations and Warranties of North Star);

           (b) subject to the limitations set forth in sub-paragraph (d) of this


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

     Section, the aggregate liability of North Star pursuant to this Section 9.1 for all Damages asserted against, imposed upon, or incurred or suffered by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with inaccuracy in or breach of or default in connection with all of the representations and warranties set forth in Sections 3.1 through 3.6, 3.8 through 3.11, 3.13 through 3.17, and 3.19 through 3.20 shall be limited to One Million Dollars ($1,000,000); and

           (c) subject to the limitations set forth in sub-paragraph (d) of this Section, the aggregate liability of North Star pursuant to this
     Section 9.1 for Damages for Damages asserted against, imposed upon, or incurred or suffered by Amdahl or any Amdahl Affiliate as a result of, arising out of or in connection with inaccuracy in or breach of or default in connection with all of the representations and warranties set forth in Sections 3.7 (Taxes), 3.12 (Intellectual Property) and 3.18 (Environmental Matters) shall not exceed the Purchase Price.

           (d) Notwithstanding anything contained herein to the contrary, the liability of North Star for Damages asserted against, imposed upon or incurred or suffered by Amdahl or any Amdahl affiliate under this Section as a result of, arising out of or in connection with inaccuracy in or breach of or default in connection with all of the representations and warranties of North Star shall not, in the aggregate, exceed the Purchase Price.

     9.2 NO LIMIT ON DAMAGES FOR FRAUD. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by the other party to this Agreement. As used in this Section 9.1, "fraud" shall mean the (i) intentional misrepresentation or suggestion as a fact of that which is not true by a party who does not believe it to be true, or (ii) the intentional failure to disclose a fact, with the intent to deceive the other party. Fraud shall not include any (a) negligent misrepresentation or omission, (b) any representation of a fact which the party should have known, but did not know, was false, or (c) any failure to disclose a fact that the party should have known, but did not know. The burden of establishing fraud shall be on the party asserting the existence of fraud.

     9.3 AMDAHL'S AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in Section 8.2 and subsections (a) and (b) of this Section, Amdahl will indemnify, reimburse and hold harmless North Star and its parents, subsidiaries, affiliated corporations, officers, directors, agents and employees (hereinafter referred to individually as a "NORTH STAR AFFILIATE" and collectively as "NORTH STAR AFFILIATES") from and against any and all Damages asserted against, imposed upon, or incurred or suffered by North Star or any North Star Affiliate as a result of, arising out of or in connection with any inaccuracy in or breach of or default in connection with all of the representations and warranties given or made by Amdahl in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of Amdahl pursuant hereto, PROVIDED however that:

           (a) Amdahl shall not be liable for the first Two Hundred Thousand Dollars ($200,000) of Damages asserted against, imposed upon or incurred or suffered by North Star or any North Star Affiliate as a result of, arising out of or in connection with all inaccuracies in or breaches of or defaults in connection with any of representations and warranties set forth in
     Section 4 (Representations and Warranties of Amdahl) ; and

           (b) Notwithstanding anything contained herein to the contrary, the liability of Amdahl for Damages asserted against, imposed upon or incurred or suffered by North Star or any North Star affiliate under this Section as a result of, arising out of or in connection with inaccuracy in or breach of or default in connection with all of the representations and warranties of Amdahl shall not, in the aggregate, exceed One Million Dollars ($1,000,000).

     9.4 METHOD OF ASSERTING CLAIMS. As used herein, an "Indemnified Party" shall refer to Amdahl and all Amdahl Affiliates or North Star and all North Star Affiliates, as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

           9.4.1 In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Damages (any such third party action or proceeding being referred to as a "CLAIM"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; PROVIDED, that the Indemnifying Party
           (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Damages unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.

           9.4.2 In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party.

           9.4.3 After the Closing, the rights set forth in this Section 9 shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of representations, warranties or covenants contained in this Agreement and any exhibit or schedule hereto or any certificate, document or instrument delivered pursuant to the terms hereof.

10. COVENANT NOT TO COMPETE. For a period of seven (7) years, North Star shall not, directly or indirectly, own an equity interest in (other than an interest of less than 5% in a publicly-traded entity), loan moneys to or provide services as a consultant, shareholder or otherwise to any entity engaged in the business of purchasing, refurbishing and reselling or providing maintenance services for mainframe computers. North Star shall not, either for itself or for any other person or entity, directly or indirectly, solicit business for, sell or provide, or attempt to sell or provide (i) engineering, technical services or refurbishment for the used mainframe computer market or (ii) internal parts to support mainframe computer equipment, to any customers or potential customers of any Dalworth Company; provided, that nothing in this Section shall restrict Americable, Inc. and its subsidiaries from continuing their businesses as currently conducted.

11.  MISCELLANEOUS.

     11.1 GOVERNING LAW; FORUM. The internal laws of the State of Texas (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action or suit hereunder will be brought solely in the federal or state courts located in the State of Texas and Amdahl and North Star each submits to the personal jurisdiction thereof.

     11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void and unenforceable


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

     provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

     11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     11.8 EXPENSES. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

     11.9 ATTORNEYS' FEES. Except as otherwise provided herein, should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

     11.10 NOTICES. Any Notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and will be deemed given upon personal delivery or receipt of facsimile, one day after delivery to overnight courier or three days after deposit in the mails, to the following addresses:

     If to Amdahl:                      If to North Star:
     Amdahl Corporation                 North Star Universal, Inc.
     1250 East Arques Avenue            5353 Wayzata Boulevard
     P.O. Box 3470                      Suite 610
     Sunnyvale, CA 94088-3470           Minneapolis, MN 55416


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

     Attn:  William Ferone              Attn: Peter E. Flynn
            Vice President and GM,            Chief Financial Officer
            Customer Service

     with a copy to:                    with a copy to:

      Amdahl Legal Department           J. Andrew Herring
     1250 East Arques Avenue            Dorsey & Whitney
     P.O. Box 3470                      Pillsbury Center South
     Sunnyvale, CA 94088-3470           220 South Sixth Street
                                        Minneapolis, MN 55402-1498

     or to such other address as a party may have furnished to the other parties in writing pursuant to this Section.

     11.11 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section, exhibit or schedule will mean a Section in, or exhibit or schedule to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     11.12 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     11.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     11.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     11.15 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the letters between the parties dated December 5, 1994 and February 28, 1995 regarding confidential materials. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AMDAHL CORPORATION                         NORTH STAR UNIVERSAL, INC.


By: /s/ William F. Ferone                  By: /s/ Peter E. Flynn
   -----------------------------------        ----------------------------------
   William F. Ferone                          Peter E. Flynn
   Vice President and General Manager,        Chief Financial Officer
   Customer Service


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